As filed with the Securities and Exchange Commission on May 23, 2019

Registration No. 33-51608

Registration No. 333-97183

Registration No. 333-106317

Registration No. 333-125124

Registration No. 333-172784

Registration No. 333-194886

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 33-51608

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-97183

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-106317

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-125124

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-172784

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-194886

UNDER

THE SECURITIES ACT OF 1933

THE NAVIGATORS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	13-3138397 (I.R.S. Employer Identification No.)

400 Atlantic Street, 8th Floor Stamford, Connecticut 06901 (203) 905-6090	06901
(Zip Code)
(Address, including zip code, and telephone number, including area code of registrant’s principal executive office)

The Navigators Group, Inc. Incentive Stock Option Plan

The Navigators Group, Inc. Non-Qualified Stock Option Plan

The Navigators Group, Inc. 2002 Stock Incentive Plan

The Navigators Group, Inc. Employee Stock Purchase Plan

The Navigators Group, Inc. 2005 Stock Incentive Plan

The Navigators Group, Inc. Amended and Restated 2005 Stock Incentive Plan

The Navigators Group, Inc. Second Amended and Restated 2005 Stock Incentive Plan

(Full title of the plans)

Emily B. Miner

Senior Vice President and General Counsel

The Navigators Group, Inc.

400 Atlantic Street, 8th Floor

Stamford, Connecticut 06901

(Name and address of agent for service)

(203) 905-6090

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (collectively, the “Post-Effective Amendments”) relate to the following Registration Statements of The Navigators Group, Inc., a Delaware corporation (the “Company”), on Form S-8 (collectively, the “Registration Statements”):

•

Registration Statement No. 33-51608 on Form S-8, filed with the Securities and Exchange Commission (the “Commission”) on September 3, 1992, registering the offer and sale of 900,000 shares of common stock, par value $0.10 per share, of the Company (“Common Stock”) issuable pursuant to the Navigators Group, Inc. Incentive Stock Option Plan and The Navigators Group, Inc. Non-Qualified Stock Option Plan;

•

Registration Statement No. 333-97183 on Form S-8, filed with the Commission on July 26, 2002, registering 1,000,000 shares of Common Stock issuable pursuant to The Navigators Group, Inc. 2002 Stock Incentive Plan;

•

Registration Statement No. 333-106317 on Form S-8, filed with the Commission on June 20, 2003, registering 200,000 shares of Common Stock issuable pursuant to The Navigators Group, Inc. Employee Stock Purchase Plan;

•

Registration Statement No. 333-125124 on Form S-8, filed with the Commission on May 20, 2005, registering 1,000,000 shares of Common Stock issuable pursuant to The Navigators Group, Inc. 2005 Stock Incentive Plan;

•

Registration Statement No. 333-172784 on Form S-8, filed with the Commission on March 11, 2011, registering 500,000 shares of Common Stock issuable pursuant to The Navigators Group, Inc. Amended and Restated 2005 Stock Incentive Plan; and

•

Registration Statement No. 333-194886 on Form S-8, filed with the Commission on March 28, 2014, registering 500,000 shares of Common Stock and 200,000 shares of Common Stock issuable pursuant to The Navigators Group, Inc. Second Amended and Restated 2005 Stock Incentive Plan and The Navigators Group, Inc. Employee Stock Purchase Plan, respectively.

On May 23, 2019, pursuant to that certain Agreement and Plan of Merger, dated as of August 22, 2018 (the “Merger Agreement”), by and among the Company, The Hartford Financial Services Group, Inc., a Delaware corporation (“The Hartford”), and Renato Acquisition Co., a Delaware corporation and a direct wholly owned subsidiary of The Hartford (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of The Hartford.

As a result of the transactions contemplated by the Merger Agreement, the Company is terminating all offerings of its securities pursuant to the Registration Statements. The Company, by filing the Post-Effective Amendments to the Registration Statements, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof. This filing is made in accordance with an undertaking in the Registration Statements to remove from registration by means of post-effective amendment any of the securities that were registered which remain unsold as the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of Connecticut, on May 23, 2019.

THE NAVIGATORS GROUP, INC.

By:	/s/ Donald C. Hunt
Name:	Donald C. Hunt
Title:	Corporate Secretary and Vice President

No other person is required to sign the Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 of the Securities Act of 1933, as amended.